Exhibit 99.1

LOAN AGREEMENT

dated as of August 29, 2016

by and among

GALAXY GAMING, INC.
 as Borrower,
the Guarantors from time to time party hereto,
The Lenders from time to time party hereto,
and
BREAKAWAY CAPITAL MANAGEMENT, LLC
as Administrative Agent

i

Exhibits and Schedules

Exhibit A
Exhibit B
Exhibit C
Exhibit D
Exhibit E

Schedule I
Schedule II
Schedule 1.01
Schedule 2.02
Schedule 3.04
Schedule 3.06
Schedule 3.08
Schedule 3.10
Schedule 3.11
Schedule 3.15(a)
Schedule 3.15(b)
Schedule 3.16
Schedule 3.17
Schedule 3.18
Schedule 5.12
Schedule 5.17
Schedule 6.02(b)
Schedule 6.05(a)
Schedule 6.11
Schedule 8.02

Form of Note
Form of Guaranty and Security Agreement
Form of Subordination Agreement
Form of Validity and Support Agreement
Form of Compliance Certificate

Existing Indebtedness
Refinanced Indebtedness
Term Loan Commitments
Term Loan Repayment Schedule
Litigation, Labor Controversies
Governmental Approvals
Certain Existing Indebtedness
Subsidiaries
Real Property
Restrictive Agreements
Hedging Agreements
Insurance
Deposit Accounts and Securities Accounts
Licenses and Permits
Control Agreements
Post-Closing Items
Liens
Investments
Business Activities
Notices

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of August 29, 2016 (this "Agreement"), is by and among GALAXY GAMING, INC., a Nevada corporation (the "Borrower"), the Guarantors from time to time party hereto, the lenders from time to time party hereto (each, a "Lender" and, collectively, the "Lenders") and BREAKAWAY CAPITAL MANAGEMENT, LLC, a Delaware limited liability company ("Breakaway"), as administrative agent for the Lenders and as collateral agent for the Lenders (in each such capacity, together with its successors and assigns in such capacity, the "Administrative Agent").
ARTICLE I.
 Defined Terms; Etc.
Section 1.01. Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.01 unless the context otherwise requires:
"Adjusted EBITDA" means, for any Test Period, an amount determined for the Companies on a consolidated basis equal to, without duplication, (a) the consolidated net income (or deficit) of the Companies determined in accordance with GAAP; provided, that there shall be excluded (i) the income (or loss) of any Person in which any Person (other than a Company) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to a Credit Party during such specified period and (ii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or other distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or Applicable Law, plus (b) to the extent reducing Consolidated Net Income, the sum of (i) the interest expense of the Companies, (ii) provisions for Taxes based on income, (iii) total depreciation expense, (iv) total amortization expense, (v) New Growth Initiative Payroll Expenses, (vi) research and development costs in excess of $500,000 per year, calculated in accordance with GAAP, (vii) non-cash compensation expenses (including deferred non-cash compensation expenses), or other non-cash expenses or charges, arising from the sale or issuance of Capital Stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Capital Stock, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net income (or loss), (viii) other non-cash charges, expenses or losses and (ix) extraordinary non-recurring charges, expenses or losses minus (c) to the extent increasing Consolidated Net Income, (i) non-cash gains and (ii) extraordinary non-recurring gains.
"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Applicable Laws" means, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, policy, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority or determination of an arbitrator, in each case applicable to or binding on such Person or any of its property, products, business or operations or the consummation of the Transactions.
"Applicable Premium" means in connection with any prepayment or repayment of all or any portion of the Outstanding Amount of the Term Loans, (i) after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, four percent (4%) of the Outstanding Amount of the Term Loans being, or required to be, prepaid or repaid; (ii) after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, two percent (2%) of the Outstanding Amount of the Term Loans being, or required to be, prepaid or repaid; (iii) after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, one percent (1%) of the Outstanding Amount of the Term Loans being, or required to be, prepaid or repaid; and (iv) after the fourth anniversary of the Closing Date but on or prior to the Closing Date, zero percent (0%) of the Outstanding Amount of the Term Loans being, or required to be, prepaid or repaid.

"Applicable Rate" means fourteen percent (14%) per annum; provided, that solely after the first anniversary of the Closing Date, if the Unadjusted Total Leverage Ratio determined as of the last day of any fiscal quarter is less than 2.50:1.00, the "Applicable Rate" solely for the following fiscal quarter will be reduced to twelve and a half percent (12.5%) per annum.
"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.
"Board of Directors" means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
"California Gaming Authorities" means the California Gambling Control Commission, the California Bureau of Gambling Control and all other applicable state, county, city and municipal authorities within the State of California possessing regulatory, licensing or permit authority over the ownership or operation of gaming activities or the manufacture, sale or distribution of gaming products, gaming devices, associated equipment or other gaming equipment in the State of California (or any such county, city or municipality therein).
"Capital Expenditures" means, for any specified period, the sum of, without duplication, all expenditures made, directly or indirectly, by the Companies during such period, determined on a consolidated basis in accordance with GAAP, that are or should be reflected as additions to property, plant or equipment or similar items reflected in the consolidated statement of cash flows of the Companies, or have a useful life of more than one year, but excluding expenditures made for assets leased to a customer during such period.
"Capital Stock" means any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.
"Capitalized Lease Obligations" means, as applied to any Person, all obligations under all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person or any of its Subsidiaries (excluding the footnotes thereto), on a consolidated basis.
"Change of Control" means any of the following:  (a) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Capital Stock of the Borrower (or other securities convertible into such Capital Stock) representing thirty-five percent (35%) or more of the combined voting power of all Capital Stock of the Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of the Borrower; (b) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower or control over the Capital Stock of such Person entitled to vote for members of the Board of Directors of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such Capital Stock; (c) during any period of twenty-four (24) consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of the Borrower such that a majority of the members of such Board of Directors are not Continuing Directors; or the Borrower fails to own and control, directly or indirectly, 100% of the Capital Stock of each other Credit Party.

"Closing Date" means August 29, 2016.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
"Collateral" means any assets of the Credit Parties upon which the Administrative Agent has been granted a Lien in connection with this Agreement.
"Collections" means all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of the Credit Parties.
"Companies" means Borrower and its direct and indirect Subsidiaries.
"Contingent Liability" means, for any Person, any agreement, undertaking or arrangement by which such Person guarantees or otherwise is contingently liable upon the Indebtedness of any other Person or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person.
"Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of the Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.
"Control" means (other than when used in the terms "Change of Control" and "Control Agreement") the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms "Controlling" and "Controlled" have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the applicable Credit Party, the Administrative Agent, and the applicable securities intermediary or bank, which agreement is sufficient to give the Administrative Agent "control" over each of such Credit Party's securities accounts, deposit accounts or investment property, as the case may be.

"Credit Documents" means this Agreement, any Control Agreement, the Fee Letter, the Subordination Agreement, any Validity and Support Agreement, any Security Document, any Note issued by the Borrower hereunder, any subordination agreements in favor of the Administrative Agent with respect to this Agreement, and any other document, instrument, certificate or agreement executed by any Credit Party, and delivered to the Administrative Agent or any Lender in connection with any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.
"Credit Party" means the Borrower and each of the Guarantors.
"Default" means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
"Default Rate" means an interest rate equal to the sum of:  (a) the Applicable Rate; plus (b) two percent (2%) per annum.
"Depositary Bank" means each bank, financial institution, securities intermediary or other such Person party to a Control Agreement.
"Disposition" means, with respect to any Person, any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of such Person's or their respective Subsidiaries' assets (including accounts receivable and Capital Stock of Subsidiaries) to any other Person in a single transaction or series of transactions.
"Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is one hundred and eighty (180) days after the Maturity Date.
"Domestic Subsidiary" means each Subsidiary of the Borrower that is a "United States person" within the meaning of Section 7701(a)(30) of the Code.
"Event of Loss" means, with respect to any property of any Credit Party, any of the following:  (a) any loss, destruction or damage of such property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.
"Existing Indebtedness" means the Borrower's existing Indebtedness, as set forth on Schedule I, that will remain outstanding after the Closing Date.
"Extraordinary Receipts" means any amounts received by the Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds of Dispositions or Indebtedness), including (i) foreign, United States, state or local tax refunds, (ii) proceeds of pension plan reversions, (iii) proceeds of insurance (other than an Event of Loss), (iv) proceeds of judgments, settlements or other consideration of any kind in connection with any cause of action, (v) indemnity payments and (vi) any purchase price adjustment received in connection with any purchase agreement and any amounts received from escrow arrangements in connection with any purchase agreement.

"Fee Letter" means the Fee Letter, dated as of the date hereof, by and between the Borrower and Breakaway.
"Fees" means all amounts payable pursuant to, or referred to in the Fee Letter.
"Foreign Subsidiary" means each Subsidiary of a Credit Party that is not a Domestic Subsidiary.
"GAAP" means generally accepted accounting principles in the United States of America set forth from time to time.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.
"Gaming Authorities" means the Nevada Gaming Authorities, the California Gaming Authorities, and each other federal, state or local regulatory agency, board or commission and each tribal authority or agency that has jurisdiction over the ownership or operation of gaming establishments or the manufacture, sale or distribution of gaming products, gaming devices, associated equipment or other gaming equipment.
"Gaming Laws" means all applicable federal, state, local and tribal laws, rules, ordinances and regulations pursuant to which the Gaming Authorities possess regulatory, licensing or permit authority over the ownership or operation of gaming establishments or the manufacture, sale or distribution of gaming products, gaming devices, associated equipment or other gaming equipment in any jurisdiction where the Borrower or its Subsidiaries do business.
"Gaming License" means any finding of suitability, registration, license, qualification, franchise or other approval or authorization issued by any Gaming Authority and required to develop gaming products or gaming devices or to own or lease gaming equipment or to engage in the manufacture, sale or distribution of gaming products, gaming devices, associated equipment or other gaming equipment in any country, state or other jurisdiction in which the Borrower or any of its Subsidiaries conduct business.
"Gaming Subsidiary" means any Subsidiary of the Borrower that holds a Gaming License.
"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
"Governmental Authority" means the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.
"Guarantors" means (a) each Person that is a Subsidiary on the Closing Date, and (b) each Person that becomes a party to the Security Agreement or otherwise provides a guarantee for the payment and performance of the Obligations pursuant to an agreement reasonably acceptable to the Administrative Agent after the Closing Date.
"Hedging Agreement" means (a) any and all documents that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, including any such obligations or liabilities thereunder.

"Historical Financial Statements" means (a) the audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2015, and (b) the unaudited consolidated financial statements of the Borrower for the fiscal year to date period ended June 30, 2016.
"Indebtedness" means, as to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:  (a) all indebtedness of such Person (including any partnership or joint venture in which such person is a general partner) for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person; (c) all obligations of such Person to pay the deferred purchase price of property or services other than trade accounts payable in the ordinary course of business (but including any earn-out obligations) that are not longer than 60 days past due; (d) indebtedness secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, that the amount of such Indebtedness shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith; (e) all Capitalized Lease Obligations; (f) all obligations of such Person in respect of Disqualified Capital Stock; and (g) all guarantees of such Person in respect of any of the foregoing.
"Investment" means, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person; (b) Contingent Liabilities in favor of any other Person; and (c) any Capital Stock or other investment held by such Person in any other Person.
"Key Person" means Robert Saucier.
"Lien" means any mortgage, pledge, security interest, hypothecation, assignment for collateral purposes, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
"Material Adverse Effect" means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), results of operations, performance or prospects of the Companies taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Credit Documents, (c) the ability of any Credit Party to perform its obligations under any Credit Document or (d) the rights or remedies of the Secured Parties or the Lenders hereunder or thereunder (including the priority of any Liens granted to Administrative Agent in the Collateral).

"Material Contracts" means, collectively, (a) the Transaction Documents (other than the Credit Documents), (b) any other agreement evidencing, securing or pertaining to any Indebtedness in excess of $250,000, (c) any real property lease, (d) any operating lease where annual rentals exceed $250,000, (e) any agreement having annual payments in excess of $250,000, (f) any license agreement or similar agreement granting intellectual property rights of a third Person to any Company, to the extent the consideration payable thereunder to such Person by any Company exceeds $1,250,000 in the aggregate during the term of this Agreement or $250,000 annually, (g) any license agreement or similar agreement granting intellectual property rights of any Company to a third Person, to the extent the consideration payable thereunder to any Credit Party or any of its Subsidiaries by such Person exceeds $1,250,000 in the aggregate during the term of this Agreement or $250,000 annually,  and (h) any other agreement the termination of which (without contemporaneous replacement) could reasonably be expected to have a Material Adverse Effect.
"Maturity Date" means the date that is five (5) years after the Closing Date.
"Maximum Rate" means, at any time, the maximum rate of non-usurious interest permitted by Applicable Law.
"Mortgaged Property" means each parcel of real property and improvements thereto with respect to which a mortgage (or similar instrument) is granted pursuant to Section 6.11.
"Nevada Gaming Authorities" means the Nevada Gaming Commission, the Nevada Gaming Control Board and all applicable county, city and municipal authorities within the State of Nevada possessing regulatory, licensing or permit authority over the ownership or operation of gaming activities or the manufacture, sale or distribution of gaming products, gaming devices, associated equipment or other gaming equipment in the State of Nevada (or any such county, city or municipality therein).
"New Growth Initiative Payroll Expenses" means amounts expensed by the Company for payroll-related expenses, including salaries and wages, payroll taxes and benefits for company employees hired for the first time (and not to replace, or replace the work of, any existing employee or contractor) in such Test Period.
"Note" means a promissory note substantially in the form of Exhibit A.
"Obligations" means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Credit Parties arising under or in connection with any Credit Document, including all fees payable under any Credit Document (including the Fees), all principal of and interest on the Term Loans (including all interest accruing during the pendency of any proceeding of the type described in Section 7.01(g), whether or not allowed in such proceeding), all premiums (including any Applicable Premium) on the Term Loans and all costs, expenses and indemnities payable under any Credit Document, in each case, whether primary, secondary, direct, contingent, fixed or otherwise (including, in each case, all monetary or other obligations accruing or incurred during the pendency of any proceeding of the type described in Section 7.01(g), whether or not allowed in such proceeding).
"Outstanding Amount" means, with respect to any Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to prepayments or repayments of such Term Loans occurring on such date occurring on such date.
"Permits" means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Permitted Holders" means, as of any date, Robert Saucier and any Person that is Controlled by him.
"Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
"Pledged Stock" has the meaning given to such term in the Security Agreement.
"Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.
"Refinanced Indebtedness" means the Borrower's existing indebtedness, as set forth on Schedule II, that will be repaid in full with the proceeds of the Term Loans.
"Register" means a register for the recordation of the names and addresses of Lenders and, as applicable, the Term Loan Commitments of each Lender pursuant to the terms hereof from time to time, and the principal amount of (and interest on) Lenders' interests in the Term Loans and other Obligations.
"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
"Required Lenders" means, at any time, the Lenders holding a majority of the outstanding principal amount of the Term Loans at such time.
"Restricted Payment" means, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, (b) any payment of a management fee (or other fee of a similar nature) by such Person to any holder of its Capital Stock or any Affiliate thereof, and (c) any payment or prepayment of principal of, or premium or interest on, any Indebtedness subordinate to the Obligations unless such payment is permitted under the terms of the subordination agreement applicable thereto.
"Secretary's Certificate" means, with respect to each Credit Party, a certificate from the secretary of such Credit Party (a) attesting to the resolutions of such Credit Party's Board of Directors authorizing its execution, delivery and performance of the Credit Documents to which it is a party, (b) attaching such resolutions, (c) authorizing specific officers of such Credit Party to execute the same, (d) attesting to the incumbency and signatures of such specific officers of such Credit Party, (e) attaching such Credit Party's Governing Documents, as amended, modified, or supplemented prior to the Closing Date, which Governing Documents (i) shall be certified by the secretary of such Credit Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than thirty (30) days prior to the Closing Date) by the appropriate government official, (f) attaching certificates of status with respect to such Credit Party, dated within ten (10) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction, and (f) attaching certificates of status with respect to such Credit Party, each dated within thirty (30) days prior to the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Credit Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Credit Party is in good standing in such jurisdictions.

"Secured Parties" means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents, (d) any successors, indorsees, transferees and assigns of each of the foregoing and (e) any other holder of any Secured Obligation (as defined in the Security Agreement).
"Security Agreement" means a Guaranty and Security Agreement, by and among each Credit Party and the Administrative Agent for the benefit of the Secured Parties substantially in the form of Exhibit B.
"Security Documents" means, collectively, the Security Agreement, any Mortgage and each other security agreement or other instrument executed and delivered pursuant to Section 5.11 or pursuant to any of the Security Documents to guarantee or secure any of the Obligations.
"Solvent" means, with respect to any Person, at any date, that (a) the sum of such Person's debt (including Contingent Liabilities) does not exceed the present fair saleable value of such Person's present assets (which, for this purpose, shall include, without limitation, rights of contribution in respect of obligations for which such Person has provided a guarantee), (b) such Person's capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is "solvent" within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances.
"Subordination Agreement" means a subordination agreement, substantially in the form of Exhibit C, executed and delivered by the Credit Parties and each holder of Existing Indebtedness, including Carpathia Associates, LLC, a New Mexico limited liability company.
"Subsidiary" of any Person means (a) any corporation more than 50% of whose Voting Stock having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.
"Taxes" means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, enacted, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.
"Term Loan Commitment" means, in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender's name on Schedule 1.01 as such Lender's "Term Loan Commitment", as the same may be changed from time to time pursuant to the terms hereof.

"Test Period" means, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination.
"Total Leverage Ratio" means, with respect to any Person, as of any date, the ratio of (a)  Indebtedness of such Person outstanding as of such date to (b) Adjusted EBITDA of such Person for the Test Period ended on, or most recently prior to, such date.
"Total Term Loan Commitment" means the sum of the Term Loan Commitments.  On the Closing Date, the Total Term Loan Commitment shall be $10,500,000 as set forth on Schedule 1.01.
"Transaction Documents" means the Credit Documents, the Warrant Documents, and each of the other documents executed and/or delivered in connection with the Transactions.
"Transactions" means, collectively, the entry into this Agreement and the other transactions contemplated by the Transaction Documents.
"UCC" means the Uniform Commercial Code as from time to time in effect in the State of California.
"Unadjusted EBITDA" means, for any Test Period, an amount determined for the Companies on a consolidated basis equal to, without duplication, (a) the consolidated net income (or deficit) of the Companies determined in accordance with GAAP; provided, that there shall be excluded (i) the income (or loss) of any Person in which any Person (other than a Company) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to a Credit Party during such specified period and (ii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or other distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or Applicable Law, plus (b) to the extent reducing Consolidated Net Income, the sum of (i) the interest expense of the Companies, (ii) provisions for Taxes based on income, (iii) total depreciation expense, (iv) total amortization expense, (v) non-cash compensation expenses (including deferred non-cash compensation expenses), or other non-cash expenses or charges, arising from the sale or issuance of Capital Stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Capital Stock, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net income (or loss), (vi) other non-cash charges, expenses or losses and (vi) extraordinary non-recurring charges, expenses or losses minus (c) to the extent increasing Consolidated Net Income, (i) non-cash gains and (ii) extraordinary non-recurring gains.
"Unadjusted Total Leverage Ratio" means, with respect to any Person, as of any date, the ratio of (a) Indebtedness of such Person outstanding as of such date to (b) Unadjusted EBITDA of such Person for the Test Period ended on, or most recently prior to, such date.
"Validity and Support Agreement" shall mean each validity and support agreement, substantially in the form of Exhibit D, executed and delivered by Robert Saucier.
"Voting Stock" means, with respect to any Person, shares of such Person's Capital Stock having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances.

"Warrant Agreement" means a warrant agreement dated as of even date with this Agreement, executed and delivered by the Borrower and the Administrative Agent, the form and substance of which is reasonably satisfactory to the Administrative Agent.
"Warrant Certificate" means each warrant certificate dated as of even date with this Agreement, executed and delivered by the Borrower to the Administrative Agent, the form and substance of which is satisfactory to the Administrative Agent.
"Warrant Documents" means the Warrant Agreement, the Warrants, any Warrant Certificate issued by the Borrower, and any other document, instrument, certificate or agreement executed by any Credit Party, and delivered to the Administrative Agent or any Lender in connection with the Warrant Agreement, together with any modification of any term, or any waiver with respect to, any of the foregoing.
"Warrants" means the warrants issued in connection with the Warrant Agreement, which shall be evidenced by Warrant Certificates.
Section 1.02. Rules of Construction. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document: (i) references to "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; (ii) the term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; (iii) unless otherwise expressly provided herein, references to agreements (including this Agreement and each of the other Credit Documents) and other contractual obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; (iv) references to "Material Adverse Effect" shall be deemed to be followed by the phrase ", individually or in the aggregate"; and (v) references to "will" shall be construed to have the same meaning and effect as the word "shall."
Section 1.03. Computation of Interest, Fees, Etc.  All interest and fees shall be computed on the basis of the actual number of days occurring during the period for which such interest or fee is payable over a year comprised of 365 (or 366, as appropriate) days. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a business day, the date of such payment or performance shall extend to the immediately succeeding business day and such extension of time shall be included in computing interest and fees in connection with such payment.  For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m., New York City time, shall be deemed to have been made on the next succeeding business day.
ARTICLE II.
 CREDIT FACILITIES.
Section 2.01. Term Loans.  Subject to the terms and conditions of this Agreement, each Lender having a Term Loan Commitment severally agrees to make loans (each, a "Term Loan" and collectively, the "Term Loans") to the Borrower on the Closing Date, which Term Loans (i) shall be in an amount equal to the Term Loan Commitment of such Lender and (ii) shall be in an aggregate amount equal to the Total Term Loan Commitments, (iii) shall be made on the Closing Date and (iv) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.

Section 2.02. Amortization and Maturity Date. The Borrower shall repay the principal amount of outstanding Term Loans on the dates and in the amounts set forth in Schedule 2.02. For the avoidance of doubt, the Borrower agrees to pay to the Lenders, on the Maturity Date, the Outstanding Amount of the Term Loans, the Applicable Premium (if any is then due and payable as of such date of determination) owing with respect thereto, and all other Obligations.
Section 2.03. Interest and Fees.  The Borrower shall pay interest on outstanding Term Loans at a rate equal to the Applicable Rate; provided, that during the continuance of any Default, the Borrower shall pay interest on the Term Loans and all other unpaid Obligations at the Default Rate.  All such interest shall be payable on demand in cash.  Interest on Term Loans shall accrue from the Closing Date to but excluding the date of any repayment of such Term Loans.  Interest shall be payable (i) quarterly in arrears on the last day of each March, June, September and December, beginning with the calendar quarter ending September 30, 2016, (ii) as of the day of any payment or prepayment of the principal balance of the Term Loans or any portion thereof (on the amount so paid or prepaid), and (iii) on the Maturity Date (whether by acceleration or otherwise).  The Borrower shall pay to the Administrative Agent all Fees.
Section 2.04. Change in Law.  If any change in Applicable Law shall:  (a) (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Secured Party; (ii) subject any Secured Party to any Taxes on any extension of credit made by it, its Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Secured Party any other condition, cost or expense (other than Taxes) affecting this Agreement the Term Loans made by such Lender, and (b) the result of any of the foregoing shall be to increase the cost to such Secured Party of making, converting to, continuing or maintaining any Term Loan or to increase the cost to such Secured Party, or to reduce the amount of any sum received or receivable by such Secured Party hereunder (whether of principal, interest or any other amount), then, upon request of such Secured Party, the Borrower shall pay to such Secured Party such additional amount or amounts as will compensate such Secured Party for such additional costs incurred or reduction suffered.
Section 2.05. Voluntary Prepayments.  Solely on or after the first anniversary of the Closing Date, the Borrower may voluntarily prepay the Outstanding Amount of the Term Loans, ratably in whole or in part from time to time, in an amount not less than $300,000 or an integral multiple of $50,000 in excess thereof (or, if less, the entire Outstanding Amount of the Term Loans), upon not less than thirty (30) days prior irrevocable written notice to the Administrative Agent.  In connection with any such voluntary prepayment, the Borrower shall pay in immediately available funds the sum of:  (i) the Outstanding Amount of the Term Loans being paid or prepaid; plus (ii) the Applicable Premium, plus (iii) accrued and unpaid interest (at the rate then applicable to the Term Loan) on the amounts on the Outstanding Amount of the Term Loans being paid or prepaid.  The Borrower may not voluntarily prepay the Term Loans prior to the first anniversary of the Closing Date.
Section 2.06. Mandatory Prepayments.  Concurrently with (i) the incurrence of any Indebtedness (other than any Permitted Indebtedness); (ii) the consummation by any Disposition (other than any Permitted Disposition (excluding those consummated pursuant to Section 6.04(b)), (iii) the sale or issuance of any Capital Stock (other than the issuance of Capital Stock of the Borrower to directors, officers and employees of the Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, (iv) the receipt of any Extraordinary Receipts which in any fiscal year exceed, in the aggregate with respect to all Extraordinary Receipts received in such fiscal year, $250,000, or (v) the receipt of any insurance proceeds or condemnation awards, in each case, by any Company, the Borrower shall prepay Term Loans in an amount equal to the result of (A) (I) in the case of clauses (i), (ii), (iv) and (v), one hundred percent (100%) of the gross proceeds therefrom, or (II) in the case of clause (iii), twenty-five percent (25%) of the gross proceeds therefrom, plus (B) in the case of clauses (i) through (iii), the Applicable Premium, minus (C) in the case of clauses (i) through (iv), the reasonable direct costs of such transaction approved by the Administrative Agent, minus (D) in the case of clause (iv) or (v), the reasonable cost of collection approved by the Administrative Agent or amount used, or to be used, by such Company within 365 days of the event resulting in the receipt of such Extraordinary Receipts or insurance proceeds or condemnation awards to replace or repair the property subject to such event.  Any of the foregoing amounts not reinvested in accordance with this Section 2.06 will be subject to mandatory prepayment at the end of the 365-day period.

Section 2.07. Application of Payments.  Each prepayment of Term Loans pursuant to Section 2.05 or 2.06 shall be applied to reduce the remaining amortization installments in inverse order of maturity. All proceeds of Collateral received by the Administrative Agent or any other Person pursuant to the exercise of remedies against the Collateral, and all payments received upon and after the acceleration of any of the Obligations shall be applied as follows:  first, to pay any costs and expenses of the Administrative Agent and fees then due to the Administrative Agent under the Credit Documents, including any indemnities then due to the Administrative Agent under the Credit Documents, until paid in full, second, to pay any premiums then due to the Administrative Agent or any of the Lenders under the Credit Documents until paid in full, third, ratably to pay any costs or expense reimbursements of Lenders and indemnities then due to any of the Lenders under the Credit Documents until paid in full, fourth, ratably to pay interest due in respect of the outstanding Term Loans until paid in full, fifth, ratably to pay the remaining amortization installments in inverse order of maturity, sixth, to pay any other Obligations, and seventh, to Borrower or such other Person entitled thereto under Applicable Law.
Section 2.08. Payment of Obligations; Method and Place of Payment.  The obligations of each Credit Party hereunder and under each other Credit Document are not subject to counterclaim, set-off, rights of rescission, or any other defense.  Except as otherwise specifically provided herein, all payments under any Credit Document shall be made by the Borrower to the Administrative Agent for the ratable account of the Secured Parties entitled thereto, not later than 2:00 p.m. on the date when due and shall be made in immediately available funds in Dollars by wire transfer to such deposit account as the Administrative Agent shall notify the Borrower in writing from time to time within a reasonable time prior to such payment.
Section 2.09. Prepayment Premium.  All prepayments of the Term Loans made or required to be made prior to the fourth anniversary of the Closing Date (whether voluntary or mandatory, and whether before or after acceleration of the Obligations or the commencement of any bankruptcy or insolvency proceeding, but in any event (a) including any such prepayment in connection with (i) a Change of Control, (ii) an acceleration of the Obligations as a result of the occurrence of an Event of Default, (iii) foreclosure and sale of, or collection of, the Collateral, (iv) sale of the Collateral in any insolvency proceeding, (v) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any insolvency proceeding, or (vi) the termination of this Agreement for any reason, and (b) excluding mandatory prepayments made pursuant to any of Sections 2.06(iv) or 2.06(v) (any such prepayment or event described in this Section 2.09 (other than prepayments described in clause (b)), a "Prepayment Premium Event")) shall be subject to a premium equal to the Applicable Premium.  It is understood and agreed that if the Obligations are accelerated prior to the fourth anniversary of the Closing Date for any reason, including because of default, the commencement of any insolvency proceeding or other proceeding pursuant to any applicable debtor relief laws, sale, disposition or encumbrance (including that by operation of law or otherwise), the Applicable Premium, determined as of the date of acceleration will also be due and payable as though said Obligations were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender's lost profits as a result thereof.  The Applicable Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances.  The Borrower expressly agrees that:  (A) the Applicable Premium is reasonable and is the product of an arm's length transaction between sophisticated business people, ably represented by counsel and (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made.  The Borrower expressly acknowledges that its agreement to pay the Applicable Premium as herein described is a material inducement to the Lenders to provide the Term Loan Commitments and make the Term Loans.

ARTICLE III.
 REPRESENTATIONS AND WARRANTIES.
In order to induce the Lenders to enter into this Agreement and make the Term Loans as provided for herein, the Credit Parties make the following representations and warranties to the Lenders, all of which shall survive the Closing Date:
Section 3.01. Status.  Each Credit Party (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all other jurisdictions where it does business or owns assets, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 3.02. Power and Authority.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.  Each Credit Party has duly executed and delivered the Transaction Documents to which it is a party and such Transaction Documents constitute the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or law).
Section 3.03. No Violation.  None of (a) the execution, delivery and performance by any Credit Party of the Documents to which it is a party and compliance with the terms and provisions thereof, or (b) the consummation of the Transactions, will (i) contravene any applicable provision of any Applicable Law, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property of any Credit Party (other than Liens created under the Credit Documents) pursuant to, the terms of any contractual obligation to which any Credit Party is a party or by which it or any of its property is bound, or (iii) violate any provision of the organizational documents or Permit of any Credit Party, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clause (ii), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect. No Company is in default under any contractual obligation except those default that could not reasonably be expected to have a Material Adverse Effect.

Section 3.04. Litigation, Labor Controversies, etc.  There is no pending or, to the knowledge of any Credit Party, threatened litigation, action, proceeding or labor controversy except as disclosed in Schedule 3.04.  No Credit Party is party to or otherwise subject to a collective bargaining or similar agreements between or applicable to any Credit Party and any union, labor organization or other bargaining agent in respect of the employees of any Credit Party.
Section 3.05. Use of Proceeds; Margin Stock; Investment Company Act.  The proceeds of the Term Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.10.  No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Term Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with Regulation U or Regulation X of the Board of Governors of the Federal Reserve System of the United States.  No Credit Party is, or will be after giving effect to the Transactions and the transactions contemplated under the Credit Documents, an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940.
Section 3.06. Governmental Approvals.  Except as set forth on Schedule 3.06, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the consummation of the Transactions or the due execution, delivery and performance by any Credit Party of any Credit Document to which it is or will be a party, except for (i) approvals of Gaming Authorities required in connection with the pledge of the Capital Stock of any Gaming Subsidiary or in connection with any restriction on the Credit Parties' ability to transfer, issue, or pledge such Capital Stock, or (ii) filings or recordations required in connection with the Liens granted by the Credit Parties pursuant to the Credit Documents.  Each Company (a) is in compliance with all Applicable Laws and Permits and (b) has all requisite governmental licenses, Permits, authorizations, consents and approvals to operate its business as currently conducted, except in such instances in which the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 3.07. Accuracy of Information.  None of the factual information (taken as a whole) at any time furnished by any Credit Party or any of its authorized representatives in writing to the Administrative Agent or any Lender (including all information contained in the Credit Documents) for purposes of or in connection with any of the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary to make such information and data (taken as a whole) not materially misleading, in each case, at the time such information was provided in light of the circumstances under which such information was furnished.  The Budget and pro forma financial information provided to the Administrative Agent were prepared in good faith based upon assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 3.08. Financial Condition; Financial Statements.  The Historical Financial Statements present fairly in all material respects the financial position and results of operations of the Borrower at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes.  The Historical Financial Statements have been prepared in accordance with GAAP consistently applied.  Schedule 3.08 is a complete and correct list of each agreement or other arrangement providing for or otherwise relating to any extension of credit (or commitment for any extension of credit) to, any Subsidiary which will remain outstanding after the Closing Date (other than this Agreement and the other Credit Documents), in each case, in excess of $50,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement as of the Closing Date is correctly described in Schedule 3.08.
Section 3.09. Tax Returns and Payments.  Each Credit Party has filed all applicable federal and state income Tax returns and, except as set forth in Schedule 3.09, all other Tax returns required to be filed by them and has paid all Taxes and assessments payable by them that have become due, other than those contested in good faith by appropriate proceedings with respect to which such Credit Party has maintained adequate reserves in accordance with GAAP.  No Tax Lien has been filed, and, to the knowledge of any Credit Party, except as set forth in Schedule 3.09, no claim is being asserted, with respect to any such Tax, fee, or other charge.
Section 3.10. Subsidiaries.  None of the Credit Parties has any direct or indirect Subsidiaries other than the Subsidiaries listed on Schedule 3.10.
Section 3.11. Ownership of Properties.  Set forth on Schedule 3.11 is a list of all of the real property owned or leased by any Company, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessor and the location of the respective property.  Each Company owns (a) in the case of owned real property, good, indefeasible and marketable fee simple title to such real property, (b) in the case of owned personal property, good and valid title to such personal property, and (c) in the case of leased real property or personal property, valid, subsisting, marketable, insurable and enforceable (except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws applicable to creditors' rights generally and by generally applicable equitable principles, whether considered in an action at law or in equity) leasehold interests (as the case may be) in such leased property, in each case, free and clear in each case of all Liens or claims, except for Permitted Liens.
Section 3.12. Solvency.  On the Closing Date after giving effect to the Transactions and the other transactions related thereto, the Companies, on a consolidated basis, are Solvent.
Section 3.13. Security Documents.  The Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority (subject only to Permitted Liens) security interests in the Collateral described therein and proceeds thereof, and the Credit Parties have delivered all instruments to the Administrative Agent and taken all other actions necessary to ensure such security interests constitute fully perfected Liens on, and first priority (subject only to Permitted Liens) security interests in, all right, title and interest of the Credit Parties in such Collateral to secure the Obligations.  Upon the filing of the financing statements in appropriate form in the offices specified on the applicable schedule to such Security Agreement, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to Permitted Liens) in the Collateral that can be perfected by filing such financing statements, and, subject to any required Gaming Authority approvals, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens on the Collateral that can be perfected by filing such financing statements.

Section 3.14. No Material Adverse Effect.  Since December 31, 2015, there has been no Material Adverse Effect, and there has been no circumstance, event or occurrence, and no fact is known to the Credit Parties that could reasonably be expected to result in a Material Adverse Effect.
Section 3.15. Contractual or Other Restrictions.  Other than the Credit Documents, as set forth in Schedule 3.15(a) and to the extent permitted by Section 6.09, no Company is a party to any agreement or arrangement or subject to any Applicable Law that limits its ability to pay dividends to, or otherwise make Investments in or other payments to any Credit Party, that limits its ability to grant Liens in favor of the Administrative Agent or that otherwise limits its ability to perform the terms of the Credit Documents.  No Company is a party to any Hedging Agreement except as set forth in Schedule 3.15(b).
Section 3.16. Insurance.  The properties of each Company are insured with financially sound and reputable insurance companies that are not Affiliates of any Company against loss and damage in such amounts, with such deductibles and covering such risks as are customarily carried by Persons of comparable size and of established reputation engaged in the same or similar businesses and owning similar properties in the general locations where such Company operates, in each case as described on Schedule 3.16.  All premiums with respect thereto that are due and payable have been duly paid and no Company has received or is aware of any notice of violation or cancellation thereof and each Company has complied in all material respects with the requirements of such policy.
Section 3.17. Deposit Accounts and Securities Accounts.  Set forth in Schedule 3.17 is a list of all of the deposit accounts and securities accounts of each Company, including, with respect to each bank or securities intermediary at which such accounts are maintained by such Company.
Section 3.18. Licenses and Permits.
(a) (i) All licenses (including all necessary Gaming Licenses), Permits, and consents and similar rights required from any Governmental Authority, for the ownership, use, or operation of the businesses or properties now owned or operated by Borrower or any of its Subsidiaries, are in full force and effect; (ii) each of Borrower and its Subsidiaries is in compliance, in all respects, with all of the provisions thereof applicable to it; and (iii) none of such licenses, Permits, or consents is the subject of any pending or, to the best of the Borrower's knowledge, threatened proceeding for the revocation, cancellation, suspension, or non-renewal thereof.  As of the Closing Date (and as of each subsequent date on which the Borrower delivers to Administrative Agent an updated schedule pursuant hereto), set forth on Schedule 3.18 is a complete and accurate list of all such licenses, Permits, and consents that are necessary and appropriate for the operation of the Borrower's and the Borrower's businesses, and the businesses of their Subsidiaries, and such schedule identifies the date by which an application for the renewal of such license, Permit, or consent must be filed and describes the status of each such pending application.

(b) the Borrower and its Subsidiaries, have obtained (A) all licenses, Permits, and consents necessary or appropriate to conduct their businesses and operations, and (B) as of the Closing Date, all required approvals from the Gaming Authorities of the transactions contemplated hereby and by the other Credit Documents.
Section 3.19. Representations and Warranties in Credit Documents; No Default.  All representations and warranties set forth in this Agreement and the other Credit Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date.  No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.
ARTICLE IV.
 CONDITIONS PRECEDENT.
The occurrence of the Closing Date is subject to the satisfaction of the following conditions precedent:
Section 4.01. Documents.  The Administrative Agent shall have received fully executed copies of (a) each Transaction Document, (b) a Secretary's Certificate in respect of each Credit Party, (c) legal opinions of counsel to the Credit Parties, which opinions shall be addressed to the Administrative Agent and the Lenders and (d) such other documents or certificates as the Administrative Agent shall reasonably request, in each case of clauses (a) through (d), in form and substance satisfactory to the Administrative Agent.
Section 4.02. Collateral.  The Administrative Agent shall have received (a) all Pledged Stock and Pledged Indebtedness (each as defined in the Security Agreement) required to be delivered to the Administrative Agent on the Closing Date, accompanied by instruments of transfer and stock powers undated and endorsed in blank, (b) UCC filing, tax Lien, judgment Lien, bankruptcy and litigation searches requested by the Administrative Agent, and evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement and other filings are Permitted Liens or have been released or will be released on the Closing Date, (c) customary liability and property insurance certificates and endorsements thereto naming the Administrative Agent as loss payee and additional insured and otherwise in form and substance satisfactory to the Administrative Agent and (d) evidence that all actions that the Administrative Agent deems necessary or desirable to perfect and/or protect the Administrative Agent's Liens on the Collateral shall have been taken by the Credit Parties.
Section 4.03. Solvency and Financials.  The Administrative Agent shall have received a fully executed closing and solvency certificate from the chief financial officer of the Borrower in form and substance satisfactory to the Administrative Agent, which shall attach, among other things, (a) the Historical Financial Statements, (b) financial statements for the last twelve months ended as of the last day of the last full fiscal month ending at least thirty (30) days prior to the Closing Date, (c) financial projections of the Credit Parties for each fiscal year of the Borrower during the 5-year period from January 1, 2016 through December 31, 2020 (including projected Adjusted EBITDA and Capital Expenditures) and a pro forma balance sheet of the Companies as of the last day of the last full fiscal month ending at least thirty (30) days prior to the Closing Date giving effect to the Transactions and (d) a detailed sources and uses statement and funds flow memorandum which reflects (i) the sources of all funds to be used by the Credit Parties to consummate the Transactions and to pay all transaction expenses incurred in connection therewith and (ii) all uses of such funds, in each case of clauses (a) through (d), in form and substance satisfactory to the Administrative Agent.

Section 4.04. Payment of Outstanding Indebtedness.  The Administrative Agent shall have received satisfactory evidence that the Companies shall have no outstanding Indebtedness after giving effect to the Closing Date and the use of proceeds from the Term Loans (other than the Term Loans and Existing Indebtedness to the extent permitted by Section 6.01) and that there shall be no Liens upon any assets of the Companies other than Permitted Liens.
Section 4.05. Material Adverse Effect.  The Administrative Agent shall have determined that there shall not have occurred any Material Adverse Effect since December 31, 2015.
Section 4.06. Fees and Expenses.  The Administrative Agent and each Lender shall have received, for their respective accounts, (a) all fees and expenses due and payable to such Person under the Fee Letter and (b) the reasonable fees, costs and expenses due and payable to such Person pursuant to Section 8.05.
Section 4.07. No Default; Representations and Warranties.  (a) No Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by each Credit Party contained herein or in the other Credit Documents shall be true and correct in all respects, in each case, with the same effect as though such representations and warranties had been made on and as of the date of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).
Section 4.08. Approvals, Consents, etc.  Other than (a) those that have been duly obtained or made and which are in full force and effect and (b) the filings or other actions necessary to perfect Liens under the Credit Documents, the Borrower shall have received all licenses, approvals, or evidence of other actions required by any Governmental Authority approvals (including any required by any Gaming Laws) in connection with the consummation of the Transactions or the due execution, delivery or performance by any Credit Party of any Transaction Document to which it is a party.
ARTICLE V.
 AFFIRMATIVE COVENANTS.
Section 5.01. Financial Information.  The Credit Parties will furnish the Administrative Agent and each Lender copies of the following:
(a) Within thirty (30) days after the end of each month (other than each month that coincides with the end of a fiscal quarter, which is addressed in Section 5.01(b)), (i) the unaudited consolidated balance sheet as of the end of such month and the statements of income for such month and the year-to-date portion of such fiscal year, (ii) a comparison of the corresponding figures for such month, and the year-to-date portion, of the prior fiscal year, (iii) a reconciliation of the actual results for such month as compared to the then-current Budget, (iv) a calculation of Adjusted EBITDA for the year-to-date portion of such fiscal year and a comparison of Adjusted EBITDA for such period of the prior fiscal year and (v) copies of all monthly (or other, periodic) bank (or other financial intermediary) statements of account with respect to all securities accounts, deposit accounts and investment property of the Credit Parties.

(b) Within forty-five (45) days after the end of each fiscal quarter, (i) the unaudited consolidated balance sheet as of the end of such fiscal quarter and the statements of income and cash flow for such fiscal quarter and the year-to-date portion of such fiscal year, (ii) a comparison of the corresponding figures for such fiscal quarter, and the year-to-date portion, of the prior fiscal year, (iii) a reconciliation of the actual results for such fiscal quarter as compared to the then-current Budget and (iv) a calculation of Adjusted EBITDA for the year-to-date portion of such fiscal year and a comparison of Adjusted EBITDA for such period of the prior fiscal year.
(c) Within ninety (90) days after the end of each fiscal year, (i) the consolidated balance sheet as of the end of such fiscal year and the statements of income and cash flow for such fiscal year, (ii) a comparison of the corresponding figures for the prior fiscal year, (iii) an unqualified audit opinion from an independent public accounting firm reasonably acceptable to the Administrative Agent, (iv) a reconciliation of the actual results for such fiscal year as compared to the then-current Budget and (v) a calculation of Adjusted EBITDA for such fiscal year and a comparison of Adjusted EBITDA for the prior fiscal year.
(d) Concurrently with the delivery of the financial information pursuant to clauses (b) and (c) above, a certificate duly completed and executed by the chief financial officer or treasurer of the Borrower substantially in the form of Exhibit E (i) certifying that such financial information presents fairly in all material respects the financial condition, results of operations and cash flows of the Companies in accordance with GAAP, subject in the case of unaudited financial information, to changes resulting from normal year-end audit adjustments and to the absence of footnotes, (ii) showing compliance with Section 6.12 and stating that no Default or Event of Default has occurred and is continuing, (iii) specifying any change in the identity of the Subsidiaries as at the end of such period as compared to the Closing Date or the most recent period, as the case may be, and (iv) including (A) an updated Schedule 3.11 and Schedule 3.17 and (B) a written supplement substantially in the form of Schedules 1-5, as applicable, to the Security Agreement with respect to any additional assets acquired by any Credit Party after the date hereof.
(e) Within thirty (30) days after the commencement of each fiscal year of the Borrower, commencing with its fiscal year 2017, financial projections for the then current fiscal year and the next succeeding fiscal year on a month-by-month basis, and for each fiscal year thereafter to the Maturity Date on an annual basis, in each case, in each case, as customarily prepared by management of the Credit Parties for their internal use consistent in scope with the financial statements provided pursuant to Section 5.01(c), setting forth the principal assumptions on which such projections are based and in form and substance satisfactory to the Administrative Agent (such projections and the projections delivered as of the Closing Date pursuant to Section 4.03(c), collectively, the "Budget").
Section 5.02. Notices and Reports.  Unless otherwise specified below, within five (5) business days after an executive officer of any Company becomes aware of the following or after receipt of the following, the Credit Parties shall provide a written notice of the following or deliver the following to the Administrative Agent, as applicable:
(a) the occurrence of any Default or an Event of Default or any default or event of default under any Material Contract, which notice shall specify the nature thereof, the period of existence thereof and what action the applicable Company proposes to take with respect thereto;

(b) any pending or threatened (in writing) litigation, action, proceeding or other controversy which purports to affect the legality, validity or enforceability of any Transaction Document, Material Contract or organizational document and a statement of an executive officer of the Borrower specifying the nature thereof, and what actions the applicable Credit Parties propose to take with respect thereto, together with copies of all relevant documentation;
(c) the commencement of, or any development in, any litigation, investigation, dispute or proceeding affecting any Company (A) in which the amount of damages claimed is $250,000 (or its equivalent in another currency or currencies) or more, (B) in which injunctive or similar relief is sought and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (C) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Transaction Document or (D) which alleges potential violations of any securities laws;
(d) copies of all "management letters" submitted to any Company by such Company's independent public accountants in connection with each audit made by such accountants;
(e) immediately upon becoming aware thereof, notice (whether involuntary or voluntary) of the bankruptcy, insolvency, reorganization of any Company, or the appointment of any trustee in connection with or anticipation of any such occurrence, or the taking of any step by any Person in furtherance of any such action or occurrence;
(f) upon becoming aware of any additional corporate or limited liability company information of the type delivered pursuant to Section 4.01(b), or of any change to such information delivered on the Closing Date or pursuant to this Section 5.02(f) or otherwise under the Credit Documents, a certificate from the secretary of such Credit Party notifying the Administrative Agent of such information or change and attaching thereto any relevant documentation in connection therewith;
(g) concurrently with the delivery of the financial statements provided for in Section 5.01(c), (i) a report of a reputable insurance broker with respect to insurance policies maintained by the Credit Parties in form and substance satisfactory to the Administrative Agent and (ii) commencing with the fiscal year ending December 31, 2016, (a) endorsements to (I) all "All Risk" policies naming the Administrative Agent, on behalf of the Secured Parties, as loss payee and (II) all general liability and other liability policies naming the Administrative Agent, on behalf of the Secured Parties, as additional insured and (b) legends providing that no cancellation, reduction in amount or change in insurance coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof; and
(h) such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.
Section 5.03. Books, Records and Inspections.  The Credit Parties will, and will cause each of their respective Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied of all material financial transactions and matters involving the assets and business of the Companies, as the case may be.  The Credit Parties will, and will cause each of their respective Subsidiaries to, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Credit Parties and (unless an Event of Default then exists) at reasonable times during normal business hours, upon reasonable advance notice to the Credit Parties; provided, that so long as no Event of Default has occurred and is continuing, the Credit Parties shall not be obligated to reimburse the Administrative Agent for more than two such inspections during any calendar year.  Any information obtained by the Administrative Agent pursuant to this Section 5.03 may be shared with any Lender upon the request of such Lender, but shall be otherwise be subject to the terms of that certain Mutual Nondisclosure Agreement, dated as of March 30, 2016, by and between the Borrower and Breakaway Capital Partners.

Section 5.04. Maintenance of Insurance.  The Credit Parties will, and will cause each of their respective Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Credit Parties believe (in their reasonable business judgment) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged in by the Credit Parties.
Section 5.05. Payment of Taxes.  The Credit Parties will pay and discharge, and will cause each of their respective Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, or as required pursuant to any installation plan the Company may have entered into with any taxing authority, prior to the date on which penalties attach thereto (except if being contested in good faith by proper proceedings as to which such Credit Party has maintained adequate reserves with respect thereto in accordance with GAAP), and all lawful claims that, if unpaid, could reasonably be expected to become a Lien having priority over the Administrative Agent's Liens or an otherwise Lien upon any properties of the Credit Parties or any of their respective Subsidiaries.
Section 5.06. Maintenance of Existence.  Each Credit Party will, and will cause its Subsidiaries to, (a) preserve and maintain in full force and effect its organizational existence (except in a transaction permitted by Section 6.03), and (b) preserve and maintain its good standing under the laws of its state or jurisdiction of incorporation, organization or formation, and each state or other jurisdiction where such Person is qualified, or is required to be so qualified, to do business as a foreign entity.
Section 5.07. Maintenance of Properties.  Each Credit Party will, and will cause its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition (ordinary wear and tear excepted and subject to dispositions permitted pursuant to Section 6.04), and make necessary repairs, renewals and replacements thereof and will maintain and renew as necessary all licenses, Permits and other clearances necessary to use and occupy such properties, in each case so that the business carried on by such Person may be properly conducted at all times.
Section 5.08. End of Fiscal Years; Fiscal Quarters.  The Credit Parties will, for financial reporting purposes, cause (a) each of their, and each of their Subsidiaries' fiscal years to end on December 31 of each year and (b) each of their, and each of their Subsidiaries', fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower's past practice.
Section 5.09. Additional Guarantors and Grantors.  Subject to any applicable limitations set forth in the Security Agreement, the Credit Parties will upon the formation or acquisition thereof cause any direct or indirect Subsidiary formed or otherwise purchased or acquired after the Closing Date to execute a joinder to the Security Agreement in the form of Exhibit A to the Security Agreement, or a guarantee and security agreement in form and substance satisfactory to Administrative Agent.

Section 5.10. Use of Proceeds.  The proceeds of the Term Loans shall be used (a) to refinance the Refinanced Indebtedness, (b) to pay the transaction fees, costs and expenses incurred in connection with the entering into this Agreement and (c) for working capital purposes of the Companies to the extent not prohibited by this Agreement.
Section 5.11. Further Assurances.  The Credit Parties will execute any and all further documents, financing statements and instruments, and take all such further actions, which may be required under any Applicable Law, or which the Administrative Agent may reasonably request, in order to evidence the Obligations and to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by any Security Document, all at the sole cost and expense of the Borrower.  Subject to any applicable limitations set forth in any applicable Security Document, if any (i) fee simple interest in real property or (ii) real property leasehold interest with aggregate rentals in excess of $50,000 is acquired by any Credit Party after the Closing Date, the Borrower will notify the Administrative Agent and the Lenders thereof and will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and/or perfect such Liens consistent with the applicable requirements of the Security Documents, all at the sole cost and expense of the Borrower.  Any Mortgage delivered to the Administrative Agent in accordance with the preceding sentence shall be accompanied by (A) a policy or policies (or unconditional binding commitment thereof) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens (except Permitted Liens), together with such endorsements and reinsurance as the Administrative Agent may reasonably request and (B) if requested by the Administrative Agent, an opinion of local counsel to the applicable Credit Party(ies) in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, if the Administrative Agent determines in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the practical benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.
Section 5.12. Bank Accounts.  Within thirty (30) days after the Closing Date, the Credit Parties shall establish and deliver to Administrative Agent a Control Agreement with respect to each of their respective securities accounts, deposit accounts and investment property set forth on Schedule 5.12 other than those accounts (i) used solely to fund payroll or employee benefits, so long as such payroll or employee benefit account is a zero balance account, (ii) which contain, at all times, less than $50,000 in the aggregate for all such accounts, or (iii) restricted by Gaming Laws due to player jackpot funds (each, an "Excluded Account").  The Credit Parties shall not allow any Collections to be deposited to any accounts other than accounts listed on Schedule 5.12; provided, that, so long as no Event of Default has occurred and is continuing, the Credit Parties may establish new deposit accounts, commodities accounts or securities accounts so long as, prior to the time such account is established: (i) the Credit Parties have delivered to the Administrative Agent an amended Schedule 5.12 including such account and (ii) the Credit Parties have delivered to Administrative Agent a Control Agreement with respect to such account to the extent such account is not an Excluded Account. If, notwithstanding the provisions of this Section 5.12, after the occurrence and during the continuance of an Event of Default, the Credit Parties receive or otherwise have dominion over or control of any Collections or other amounts, the Credit Parties shall hold such Collections and amounts in trust for the Administrative Agent and shall not commingle such Collections with any other funds of any Credit Party or other Person or deposit such Collections in any account other than those accounts set forth on Schedule 5.12.  As soon as available and in any event within three (3) business days after receipt thereof, the Credit Parties shall provide the Administrative Agent with copies of all monthly (or other, periodic) bank (or other financial intermediary) statements of account with respect to all securities accounts, deposit accounts and investment property of the Credit Parties.

Section 5.13. Quarterly Lender Meeting.  Each Credit Party will, and will cause each of its Subsidiaries to participate in a meeting of the Lenders, so long as no Event of Default or Default shall have occurred and be continuing, on a quarterly basis, and otherwise as frequently as may be required by the Administrative Agent, during each fiscal year, to be held via teleconference and in person at least once per year, at a time selected by the Administrative Agent and reasonably acceptable to the Lenders and the Borrower.  The purpose of each such meeting shall be to present the Credit Parties' previous fiscal years' financial results and to present the Credit Parties' Budget for the then current fiscal year as compared to actual financial performance for the then current fiscal year.
Section 5.14. Board Observation Rights.  Breakaway shall have the right to appoint a single observer to the Board of Directors of each Credit Party who shall be entitled to attend all meetings of the Board of Directors and each committee of the Board of Directors (other than any portions of any portions of any meetings of the Board of Directors or any of its committees that constitute executive sessions or relate to this Agreement or which involve the exchange of privileged attorney-client information or work product), but shall not be entitled to vote, and who shall receive all reports, meeting materials, notices, written consents, and other materials (in each case other than any portions of such reports or materials that contain confidential information (including with respect to executive sessions) relating to this Agreement or privileged attorney-client information or work product) as and when provided to the members of the Board of Directors.  Upon the occurrence and during the continuance of an Event of Default, the Borrower shall reimburse Breakaway for the reasonable travel expenses incurred in such by any such observer appointed by Breakaway in connection with attendance at or participation in meetings to the extent consistent with the applicable Credit Party's policies of reimbursing directors generally for such expenses.
Section 5.15. Compliance with Laws, Etc.  Each Credit Party will, and will cause each of its Subsidiaries to comply, in all respects with all Applicable Laws, Permits, rules, regulations, orders (including, without limitation, all Gaming Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, (ii) paying all other lawful claims which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, and (iii) the filing of a report with relevant Gaming Authorities with respect to this Agreement.
Section 5.16. Licenses and Permits.  Each Credit Party will, and will cause each of its Subsidiaries to (a) ensure that all licenses (including all necessary Gaming Licenses), Permits, and consents and similar rights required from any federal, state, or local governmental body (including the Gaming Authorities) for the ownership, use, or operation of the businesses or properties now owned or operated by the Borrower or its Subsidiaries are in full force and effect, and (b) comply, in all respects, with all of the provisions thereof applicable to it.

Section 5.17. Post-Closing Covenant.  Each Credit Party will perform, and will cause each of its Subsidiaries to perform each of the conditions subsequent set forth in Schedule 5.17 within the applicable time periods specified there.
ARTICLE VI.
 NEGATIVE COVENANTS.
Section 6.01. Limitation on Indebtedness.  No Company shall, directly or indirectly, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except for the following (collectively, the "Permitted Indebtedness"):
(a) Indebtedness in respect of the Obligations;
(b) Existing Indebtedness and any refinancing, renewal or extension of such Existing Indebtedness in a principal amount not in excess of the outstanding Existing Indebtedness plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith, in an amount not to exceed ten percent (10%) of the principal amount of such outstanding Existing Indebtedness;
(c) unsecured Indebtedness (i) incurred in the ordinary course of business of the Companies in respect of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than ninety (90) days or, if overdue for more than ninety (90) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Companies and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case) Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;
(d) Indebtedness (i) evidencing the deferred purchase price of property or incurred to finance the acquisition of equipment of the Companies used in the ordinary course of business of such Company (provided, that such Indebtedness is incurred within sixty (60) days of the acquisition of such property), and (ii) Capitalized Lease Obligations; provided that (A) the aggregate amount of all Indebtedness for all Companies outstanding pursuant to this clause (d) shall not at any time exceed $250,000 in the aggregate and (B) no Default or Event of Default  has occurred and is continuing;
(e) Indebtedness owed to any Person providing worker's compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Company incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;
(f) Indebtedness owed to any Credit Party; and
(g) guarantees in respect of Indebtedness permitted under clauses (a), (b), (d), (e) and (f) of this Section 6.01.
Section 6.02. Limitation on Liens.  No Company, directly or indirectly, suffer to exist any Lien upon any property of any such Company, whether now owned or hereafter acquired, except for the following (collectively, the "Permitted Liens"):
(a) Liens securing the Obligations;

(b) Liens existing as of the Closing Date and disclosed in Schedule 6.02(b) securing Indebtedness permitted under Section 6.01(b), and any refinancings, renewals and extensions of such Indebtedness; provided, that no such Lien shall extend to any property not subject to such Lien on the Closing Date;
(c) Liens securing Indebtedness of the type permitted under Section 6.01(d); provided, that (i) such Lien is granted within sixty (60) days after such Indebtedness is incurred, and (ii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;
(d) Liens arising by operation of law in favor of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for amounts not yet overdue or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books;
(e) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety, appeal or performance bonds;
(f) judgment Liens in existence for less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 7.01(g);
(g) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;
(h) Liens for Taxes, assessments or other governmental charges or levies not yet due and payable, or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books;
(i) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, so long as the applicable provisions of Section 5.12 have been complied with, in respect of such deposit accounts;
(j) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Company in the ordinary course of its business and covering only the assets so leased, or subleased;
(k) Liens solely on any cash earnest money deposits made by such Person in connection with any letter of intent or purchase agreement permitted hereunder; and
(l) Liens of sellers of goods to such Person arising under Article 2 of the Uniform Commercial Code or similar provisions of Applicable Law in the ordinary course of business, covering only the goods sold or securing only the unpaid purchase price of such goods and related expenses to the extent such Indebtedness is permitted hereunder.

Section 6.03. Consolidation, Merger, etc.  No Company shall consolidate with, or merge into or with, any other Person or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof); provided, that (a) any Company may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower (so long as the Borrower is the surviving entity), (b) any Guarantor may liquidate or dissolve voluntarily into, and may merge with and into any Credit Party, (c) any Subsidiary that is not a Credit Party may liquidate or dissolve voluntarily into, and may merge with and into any Credit Party or, (d) the assets or Capital Stock of any Company may be purchased or otherwise acquired by the Borrower, (e) the assets or Capital Stock of any Guarantor may be purchased or otherwise acquired by any Credit Party, (f) the assets or Capital Stock of any Subsidiary that is not a Credit Party may be purchased or otherwise acquired by any Credit Party, and (g) the Borrower may enter into business acquisitions that do not exceed either $750,000 individually or $2,000,000 in the aggregate during the term of this Agreement, which are accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification 805.
Section 6.04. Permitted Dispositions.  No Company shall make a Disposition, or enter into any agreement to make a Disposition to any Person in one transaction or a series of transactions, except for  the following (collectively, the "Permitted Dispositions"):
(a) Dispositions in the ordinary course of its business and is of obsolete or worn out property or property no longer used in its business; or
(b) Dispositions for fair market value; provided, that (i) the aggregate fair market value, as well as the aggregate book value, of all such asset sales do not exceed $100,000 in any fiscal year or $500,000 in the aggregate during the term of this Agreement; (ii) immediately prior to and immediately after giving effect to such Disposition, no Default or Event of Default has occurred and is continuing or would result therefrom; (iii) the Borrower has applied any proceeds arising therefrom pursuant to Section 2.06; and (iv) no less than eighty percent (80%) of the consideration received for such sale, transfer, lease, contribution or conveyance is received in cash;
(c) Dispositions of Inventory in the ordinary course of business;
(d) Dispositions constituting leases, as lessor, with respect to property no longer used or useful in such Person's business and otherwise in the ordinary course of business;
(e) Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement equipment, all in the ordinary course of business in accordance with Section 2.06;
(f) Dispositions otherwise permitted by Section 6.03;
(g) Dispositions by (i) any Company to the Borrower or, (ii) any Company (other than the Borrower) to any Credit Party;
(h) Dispositions of real property to a Governmental Authority that results from a condemnation;
(i) Dispositions with respect to the non-exclusive licensing of intellectual property in the ordinary course of business; or

(j) Dispositions of intellectual property assets, provided, that (i) immediately prior to and immediately after giving effect to such Disposition, no Default or no Event of Default has occurred and is continuing or would result therefrom, and (ii) such intellectual property assets (A) have not produced any revenue during the immediately preceding twelve (12) month period and (B) are neither necessary nor material to the business of the Credit Parties.
Section 6.05. Investments.  No Company shall permit to exist any Investment in any other Person, except for the following (collectively, the "Permitted Investments"):
(a) Investments existing on the Closing Date and identified in Schedule 6.05(a);
(b) Investments in cash and cash equivalents;
(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(d) Investments by way of contributions to capital or purchases of Capital Stock by any Credit Party in any other Credit Party;
(e) Investments constituting (i) accounts receivable, (ii) trade debt, or (iii) deposits made in connection with the purchase price of goods or services, in each case, arising in the ordinary course of business;
(f) Investments consisting of any deferred portion of the sales price received by any Credit Party in connection with any Disposition permitted under Section 6.04;
(g) intercompany loans by any Credit Party permitted pursuant to Section 6.04(f);
(h) the maintenance of deposit accounts in the ordinary course of business so long as the applicable provisions of the Control Agreements have been complied with in respect of such deposit accounts;
(i) Indebtedness permitted by Section 6.01(g); and
(j) loans and advances to officers, directors and employees of any Credit Party for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, in an aggregate principal amount at any time not to exceed $50,000;
provided, that no Investment otherwise permitted under the immediately foregoing clauses (d), (f), (g) or (j) shall be permitted to be made if any Default or Event of Default has occurred and is continuing or would result therefrom.
Section 6.06. Restricted Payments, etc.  No Company shall make any Restricted Payment, or make any deposit for any Restricted Payment, other than cash or paid-in-kind dividends by any Subsidiary to any Credit Party; provided, that so long as immediately prior to and immediately after giving effect to such Restricted Payment, no Default or no Event of Default has occurred and is continuing or would result therefrom, the Borrower may enter into business acquisitions that do not exceed either $750,000 individually or $2,000,000 in the aggregate during the term of this Agreement, which are accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification 805.

Section 6.07. Modification of Certain Agreements.  No Company shall consent or agree to any amendment, supplement, termination, rescission, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in (a) any of the Transaction Documents, the Material Contracts, or the organizational documents, in each case, (i) other than any amendment, supplement, termination, rescission, waiver or modification or forbearance that is not adverse to the Secured Parties as reasonably determined by the Administrative Agent and (ii) unless Administrative Agent has received at least five (5) business day's prior notice of such amendment, supplement, termination, rescission, waiver or other modification and the terms thereof or (b) any document, agreement or instrument evidencing or governing any Indebtedness that has been subordinated to the Obligations in right of payment or any Liens that have been subordinated in priority to the Liens of Administrative Agent unless such amendment, supplement, termination, rescission, waiver or other modification is permitted under the terms of the subordination agreement applicable thereto.
Section 6.08. Transactions with Affiliates.  No Company shall enter into or cause or permit to exist any arrangement, transaction or contract with any Affiliate except (a) on fair and reasonable terms no less favorable to such Company than it could obtain in an arm's-length transaction with a Person that is not an Affiliate and (b) any transaction expressly permitted under Sections 6.03, 6.05(d), 6.05(g) or 6.06.
Section 6.09. Restrictive Agreements, etc.  No Company shall enter into any agreement (other than a Credit Document) prohibiting (a) the creation or assumption of any Lien upon its properties or revenues, whether now owned or hereafter acquired, (b) the ability of such Person to amend or otherwise modify any Credit Document or (c) the ability of such Person to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments. The foregoing prohibitions shall not apply to customary restrictions of the type described in clause (a) above (which do not prohibit the Credit Parties from complying with or performing the terms of this Agreement and the other Credit Documents) which are contained in any agreement, (i) governing any Indebtedness permitted by Section 6.01(d) as to the transfer of assets financed with the proceeds of such Indebtedness, (ii) for the creation or assumption of any Lien on the sublet or assignment of any leasehold interest of any Company entered into in the ordinary course of business, (iii) for the assignment of any contract entered into by Company in the ordinary course of business or (iv) for the transfer of any asset pending the close of the sale of such asset pursuant to a Disposition permitted under this Agreement.
Section 6.10. Certain Transactions.  No Company shall (a) enter into any Hedging Agreement, (b) enter into any agreement or arrangement providing for the sale or transfer by a Credit Party of any property to a Person and the subsequent lease or rental of such property or other similar property from such Person, directly or indirectly or (c) issue any Capital Stock to any Person other than to the Borrower or another wholly-owned Domestic Subsidiary of the Borrower.
Section 6.11. Changes in Business.  No Company shall engage in any business activity other than such business activities described on Schedule 6.11.

Section 6.12. Financial Covenants.  The Credit Parties will not permit:
(a) Total Leverage Ratio.  The Total Leverage Ratio, as of each Test Period below, to be greater than the ratio set forth below opposite such Test Period:
Measurement Date	Ratio
September 30, 2016	2.75:1.00
December 31, 2016	2.75:1.00
March 31, 2017	2.75:1.00
June 30, 2017	2.50:1.00
September 30, 2017	2.50:1.00
December 31, 2017	2.25:1.00
The last day of each fiscal quarter thereafter	2.00:1.00

(b) Adjusted EBITDA.  Adjusted EBITDA for each Test Period ending on the applicable measurement date set forth below, to be less than the amount set forth below opposite such Test Period:
Measurement Date	Amount
September 30, 2016	$4,250,000
December 31, 2016	$4,250,000
March 31, 2017	$4,250,000
June 30, 2017	$4,250,000
September 30, 2017	$4,500,000
December 31, 2017	$4,750,000
The last day of each fiscal quarter thereafter	$5,000,000

(c) Capital Expenditures.  Capital Expenditures to exceed, during each fiscal year set forth below, the amount set forth opposite such fiscal year:
Fiscal Year	Amount
Fiscal year ending December 31, 2016	$500,000
Each fiscal year thereafter	$500,000

ARTICLE VII.
 EVENTS OF DEFAULT.
Section 7.01. Listing of Events of Default.  Each of the following events or occurrences described in this Section 7.01 shall constitute an "Event of Default":
(a) Non-Payment of Obligations.  The Borrower shall fail to pay (i) any principal of any Term Loan when such amount is due, (ii) any interest on any Term Loan when due and such failure to pay shall continue unremedied for a period of three (3) business days after such amount is due or (iii) any other amount when due, and such failure to pay shall continue unremedied for a period of five (5) business days after such amount is due.

(b) Breach of Warranty.  Any representation or warranty by any Credit Party made or deemed to be made in any Transaction Document (including any certificates delivered pursuant to Article III)) shall fail to be true and correct in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed to have been made.
(c) Non-Performance of Certain Covenants and Obligations.  Any Company shall default in the due performance or observance of any of its obligations under Sections 5.01, 5.02, 5.04, 5.06(a), 5.06(b) (solely with respect to such Credit Party's maintenance of good standing in its jurisdiction of organization), 5.09, 5.10, 5.12, 5.15, 5.16, 5.17 or Article VI or any Credit Party shall default in the due performance or observance of its obligations under any covenant applicable to it under the Security Agreement.
(d) Non-Performance of Other Covenants and Obligations.  Any Company shall default in the due performance and observance of any obligation contained in any Transaction Document executed by it (other than as specified in Sections 7.01(a), 7.01(b) or 7.01(c)), and such default shall continue unremedied for a period of fifteen (15) days after any Credit Party shall first have knowledge thereof.
(e) Default on Other Indebtedness, etc.  (i) A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than the Obligations) of any Company having a principal or stated amount, individually or in the aggregate, in excess of $50,000, or a default shall occur in the performance or observance of any obligation or condition with respect to any such Indebtedness if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become immediately due and payable, (ii) a default shall occur (after expiration of any available grace or cure periods) in the performance or observance of any obligation or condition with respect to any Indebtedness which has been subordinated (whether as to payment or Lien priority) to the Obligations or Agent's Liens or any such Indebtedness shall be required to be or prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity, (iii) any Indebtedness of any Company having a principal or stated amount, individually or in the aggregate, in excess of $50,000 shall otherwise be required to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity or (iv) any default shall occur (after expiration of any available grace or cure periods) under any Material Contract.
(f) Judgments.  Any judgment or order for the payment of money individually or in the aggregate in excess of $250,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Company and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.
(g) Bankruptcy, Insolvency, etc.  Any Company shall (i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due; (ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the assets or other property of any such Person, or make a general assignment for the benefit of creditors; (iii)in the absence of such application, consent or acquiesce to or permit or suffer to exist, the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within forty-five (45) days; provided, that each Company hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 45-day period to preserve, protect and defend their rights under the Credit Documents; (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person, or shall result in the entry of an order for relief or shall remain for forty-five (45) days undismissed; provided, that each Credit Party hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 45-day period to preserve, protect and defend their rights under the Credit Documents; or (v) take any action authorizing, or in furtherance of, any of the foregoing.

(h) Impairment of Security, etc.  Any Credit Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Credit Party party thereto, or any Credit Party or any other Person shall, directly or indirectly, contest or limit in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Credit Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected Lien.
(i) Change of Control.  Any Change of Control shall occur.
(j) Restraint of Operations; Loss of Assets.  If any Company is enjoined, restrained, or in any way prevented by court order or other Governmental Authority from continuing to conduct all or any part of its business affairs or if any portion of any Company's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of thirty (30) days after the date it first arises or five (5) days prior to the date on which such property or asset is subject to forfeiture by such Company.
(k) Key Persons.  (i) One or more of the Key Persons ceases, for any reason, including, without limitation, termination of employment, sale of interests, incapacitation or death, to devote substantially all of his or her professional time and efforts to the operation of the Credit Parties (each, a "Key Person Departure"), except when such Key Person Departure is due, in whole or in part, to any restriction, requirement, condition or limitation imposed on the employment of any such Key Person by any Gaming Authority in connection with any Gaming License, or (ii) the terms or scope of the employment of any Key Person by any Credit Party shall be significantly diminished (each, a "Key Person Role Diminishment"), except when such Key Person Role Diminishment is due, in whole or in part, to any restriction, requirement, condition or limitation imposed on the employment of any such Key Person by any Gaming Authority in connection with any Gaming License; provided, that no occurrence of an Event of Default pursuant to clause (i) or (ii) shall have occurred if the Borrower delivers to the Administrative Agent a commercially reasonable plan of succession or transition that is approved by the Administrative Agent (such approval not to be unreasonably withheld) within one hundred and eighty (180) days after the occurrence of such Key Person Departure or Key Person Role Diminishment, as applicable.
(l) Certain Gaming Licenses.  (i) The Borrower withdraws with prejudice its application for a Gaming License or is denied a Gaming License by the Nevada Gaming Authorities; (ii) (A) the Borrower shall be granted by the Nevada Gaming Authorities a Gaming License that is subject to certain conditions, restrictions, or limitations determined by the Administrative Agent in its discretion to be unduly burdensome (such Gaming License, a "Conditional Gaming License"), and (B) the Borrower (I) fails to comply with such conditions, restrictions, or limitations with respect to such Conditional Gaming License, or (II) upon the request of the Administrative Agent, fails to provide evidence to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, that the Borrower has complied and is continuing to comply with such conditions, restrictions, or limitations with respect to such Conditional Gaming License; or (iii) (A) the Borrower shall be denied a Gaming License by the California Gaming Authorities, and (B) within twelve (12) months of such denial of a Gaming License by the California Gaming Authorities, the Gaming Authorities for the jurisdictions in which there exist contracts that either singularly or in total represent ten percent (10%) or greater of the Borrower's gross revenue, determined in accordance with the most recent financial statements delivered pursuant to Section 5.01(c), shall revoke or fail to renew such applicable Gaming Licenses with respect to such jurisdictions.

Section 7.02. Remedies Upon Event of Default.  If any Event of Default (other than an Event of Default described in Section 7.01(g)) has occurred, the Administrative Agent may, and upon the direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Obligations (including the Applicable Premium) to be due and payable (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Obligations that shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.  If any Event of Default described in Section 7.01(g) shall occur, then, automatically, and without notice, demand or presented to the Borrower, all of the principal amount of Obligations (including the Applicable Premium) shall be immediately due and payable. The Lenders and the Administrative Agent shall have all other rights and remedies available at law and in equity or pursuant to any Credit Documents.
Section 7.03. Gaming Laws.
(a) Each Credit Party agrees that, upon the occurrence of and during the continuance of an Event of Default and at the Administrative Agent's request, it will, and will cause each of its Subsidiaries to, cooperate with the Administrative Agent and the Required Lenders with respect to the filing of their applications for approval of, and shall use commercially reasonable efforts to take all other and further actions required by the Administrative Agent or the Required Lenders to assist the Administrative Agent and the Required Lenders with obtaining, any and all such Gaming Licenses and such other approvals or consents of the Gaming Authorities and any other Governmental Authorities with jurisdiction, as are necessary for the Administrative Agent to operate the businesses of the Borrower or its Subsidiaries or to acquire an interest in any Person holding any such Gaming License pursuant to the Gaming Laws.  To enforce the provisions of this Section 7.03, where permitted by relevant Gaming Laws, the Administrative Agent (subject to applicable instructions, if any, from the Required Lenders), is empowered to request the appointment of a receiver from any court of competent jurisdiction.  Such receiver shall be instructed to seek from the applicable Gaming Authority and any other Governmental Authorities with jurisdiction, authorization pursuant to the Gaming Laws to continue the operation of the businesses of the Borrower and its Subsidiaries under all necessary Gaming Licenses for the purpose of seeking a bona fide purchaser of the businesses of the Borrower and its Subsidiaries.  Each Credit Party hereby agrees to authorize, and to cause each of its Subsidiaries to authorize, such an authorization pursuant to the Gaming Laws to continue the operation of the businesses of the Borrower and its Subsidiaries upon the request of the receiver so appointed and, if such Credit Party, or any such Subsidiary, shall refuse to authorize the transfer, its approval may be required by the court.  Upon the occurrence and continuance of an Event of Default, each Credit Party shall further use, and shall cause its Subsidiaries to use, commercially reasonable efforts to assist in obtaining approval of the applicable Gaming Authority and any other Governmental Authorities with jurisdiction, if required, for any action or transactions contemplated by this Agreement or the Credit Documents, including but not limited to, the preparation, execution, and filing with the applicable Gaming Authority and any other Governmental Authorities with jurisdiction, of any application or applications for authorization pursuant to the Gaming Laws for the receiver to continue the operation of the businesses of the Borrower and its Subsidiaries under any Gaming License or transfer of control necessary or appropriate under the applicable Gaming Laws for approval of the transfer or assignment of any portion of the Collateral.  Each Credit Party acknowledges that the authorization pursuant to the Gaming Laws for the receiver to continue the operation of the businesses of the Borrower and its Subsidiaries under the Gaming Licenses or for a transfer of control is integral to the Administrative Agent's realization of the value of the Collateral, that there is no adequate remedy at law for failure by such Credit Party to comply with the provisions of this Section 7.03 and that such failure would not be adequately compensable in damages, and therefore agree that the agreements contained in this Section 7.03 may be specifically enforced; and

(b) All rights, remedies, and powers provided in this Agreement and the other Credit Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provision of the Gaming Laws, and all provisions of this Agreement and the other Credit Documents are intended to be subject to all applicable mandatory provisions of the Gaming Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement or the other Credit Documents invalid or unenforceable, in whole or in part.  The Administrative Agent will timely apply for and receive all required approvals of the applicable Gaming Authority for the sale or other disposition of any gaming products, gaming devices, associated equipment  or other gaming equipment regulated by the Gaming Laws (including any such sale or disposition of gaming equipment and associated gaming equipment consisting of slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, and all other "gaming devices" (as such term or words of like import referring thereto are defined in the Gaming Laws), and "associated equipment" (as such term or words of like import referring thereto are defined in the Gaming Laws).
ARTICLE VIII.
 MISCELLANEOUS.
Section 8.01. Amendments and Waivers.  No Credit Document may be amended, supplemented or modified except in accordance with the provisions of this Section 8.01.  The Required Lenders may, or, with the consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into written amendments, supplements or modifications of any Credit Document for the purpose of adding any provisions thereto or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of any Credit Document or any Default or Event of Default and its consequences; provided, that no such waiver, amendment, supplement or modification shall directly: (i) reduce or forgive any portion of any Term Loans (including any scheduled amortization payments thereon), extend the final scheduled maturity date of any Term Loans, reduce the stated interest rate on any Term Loans, extend the date of any scheduled amortization payment or modify Section 8.07 or any other provision that provides for pro rata sharing of payments to Lenders, in each case, without the written consent of each Lender directly and adversely affected thereby (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate); (ii) amend, modify or waive any provision of this Section 8.01 or reduce the percentages specified in the definitions of the term "Required Lenders" or consent to the assignment or transfer by any Credit Party of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 6.03), in each case without the written consent of each Lender directly and adversely affected thereby; (iii) increase the aggregate amount of any Term Loan Commitment of any Lender without the consent of such Lender; or (iv) release all or substantially all of the Guarantors under the Security Agreement (except as expressly permitted by the Security Agreement), or release all or substantially all of the Collateral under the Security Agreement and the Mortgages (except as expressly permitted thereby and in Section 8.12), in each case without the prior written consent of each Lender.

Section 8.02. Notices and Other Communications; Facsimile Copies.  Unless otherwise expressly provided herein, all notices and other communications provided for in any Credit Document shall be in writing through e-mail to the e-mail address set forth on Schedule 8.02 or as shall be designated by any party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made when delivered; provided, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic notices to either Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 8.03. No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Administrative Agent or any Lender, any right, remedy, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 8.04. Survival of Representations and Warranties.  All representations and warranties made hereunder and in the other Credit Documents shall survive the execution and delivery of this Agreement and the making of the Term Loans hereunder.
Section 8.05. Payment of Expenses; Indemnification; Taxes.
The Borrower agrees, (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Transaction Documents, and the consummation and administration of the Transactions, including the reasonable fees, disbursements and other charges of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Transaction Documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from any and all Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents and (d) to pay, indemnify and hold harmless each Lender and the Administrative Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable and documented (to the extent available) out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented (to the extent available) fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of any Credit Document and any such other documents (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"); provided, that the Credit Parties shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their Related Parties with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of the party to be indemnified as determined by a final and non-appealable decision of a court of competent jurisdiction.  The agreements in this Section 8.05 shall survive repayment of the Term Loans and all other amounts payable hereunder and termination of this Agreement.  To the fullest extent permitted by Applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Lender, any Administrative Agent and their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.  Neither any Lender, the Administrative Agent nor any of their respective Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

All payments required to be made by any Credit Party hereunder or under any of the other Credit Document shall be made to the Secured Parties free and clear of, and without deduction for, any and all present and future Taxes.  If any Credit Party shall be required by law to deduct any such Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.05) each Secured Party receives an amount equal to the sum they would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, and (iii) such Credit Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of Taxes, such Credit Party shall furnish to each Lender the original or a certified copy of a receipt evidencing payment thereof.  Each Credit Party shall indemnify and, within ten (10) days of demand therefor, pay the applicable Secured Party for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 8.05) paid by such Secured Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.
Section 8.06. Successors and Assigns; Participations and Assignments.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that except as set forth in Section 6.03, no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void).  Neither the Administrative Agent nor a Lender may assign or delegate all or any portion of its rights and duties under this Agreement or any other Credit Document (including the Obligations owed to it and its Term Loan Commitments) to one or more assignees without the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) if (a) the proposed assignment is to a Person that competes, directly or indirectly, with the Borrower, or (b) the proposed assignment (i) would violate Gaming Laws applicable to the business of the Borrower, (ii) would result in the loss of any Gaming License of the Borrower that was previously issued and owned by the Borrower, or (iii) otherwise would result in a material adverse change in the business of the Borrower; provided, that the consent of the Borrower shall not be required with respect to any proposed assignment described in clauses (a) or (b)(iii) above upon the occurrence and during the continuance of an Event of Default.  Additionally, no Lender may assign or delegate all or any portion of its rights and duties under this Agreement or any other Credit Document (including the Obligations owed to it and its Term Loan Commitments) to one or more assignees without the prior written consent of the Administrative Agent.

Section 8.07. Adjustments; Set-off.  If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of its Term Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.01(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Term Loans or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Term Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The foregoing provisions of this Section 8.07 shall not apply to payments made and applied in accordance with the terms of this Agreement and the other Credit Documents. After the occurrence and during the continuance of an Event of Default, to the extent consented to by Administrative Agent, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or any other Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.
Section 8.08. Counterparts.
(a) The Credit Documents may be executed by one or more of the parties thereto on any number of separate counterparts (including by electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
(b) Any provision of any Credit Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, not affect the validity or enforceability of the remaining provisions of such Credit Document and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(c) The Credit Documents represent the agreement of the Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter thereof, and there are no promises, undertakings, representations or warranties by any party thereto relative to the subject matter thereof not expressly set forth or referred to in the Credit Documents; provided, that any provision of any Credit Document that relates solely to rights as between Lenders shall be subject to any written agreement among such Lenders, and in the event of any conflict between this Agreement and such written agreement among such Lenders, such written agreement among such Lenders shall control the specific Lender rights addressed therein.
(d) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(e) Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the courts of the State of California or in the United States of America for the Central District of California, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  The parties irrevocably and unconditionally (i) waive any objection to the laying of venue of any suit, action or any proceeding in such courts and (ii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto.  Service of process, summons, notice or other document by certified or registered mail to such party's address set forth in Schedule 8.02 shall be effective service of process for any suit, action or other proceeding brought in any such court.
Section 8.09. Choice of Law and Venue; Jury Trial Waiver; Judicial Reference Provision.
(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER CREDIT DOCUMENT IN RESPECT OF SUCH OTHER CREDIT DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.
(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH CREDIT PARTY AND EACH SECURED PARTY WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8.09.
(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY AND EACH SECURED PARTY HEREBY WAIVES THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE CREDIT DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM").  EACH CREDIT PARTY AND EACH SECURED PARTY REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES AND THE STATE OF CALIFORNIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e) NO CLAIM MAY BE MADE BY ANY CREDIT PARTY AGAINST THE ADMINISTRATIVE AGENT, ANY OTHER SECURED PARTY, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH CREDIT PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.  NO CLAIM MAY BE MADE BY THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY AGAINST ANY CREDIT PARTY, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
(f) IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE "COURT") BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:
(i) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.  THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE.  VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.
(iii) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW.  PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.
(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE'S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.
(v) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES.  THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.
(vi) THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.  THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.  THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE'S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.  THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii) THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.
Section 8.10. Acknowledgments.  Each Credit Party hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document, (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with the Credit Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor and (c) no joint venture is created by the Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Credit Parties and the Lenders.
Section 8.11. Disclosure. Each of the Administrative Agent, the Lenders and any Affiliate thereof is hereby expressly permitted to refer to any Company in connection with any promotion or marketing undertaken by the Administrative Agent, such Lender or such Affiliate and may utilize any trade name, trademark, logo or other distinctive symbol associated with such Company or any of their businesses and, in connection therewith such Company hereby grants to the Administrative Agent and each Lender a royalty free, irrevocable limited license to use such Company's name, trade name, trademarks, logos, trade dress and other identifying intellectual property, now existing or hereafter acquired, in any literature, advertisements, websites, promotional or other marketing materials now or hereafter used by the Administrative Agent or such Lender or Affiliate.  No Company shall, directly or indirectly, publish any press release or other similar public disclosure or announcements (including any marketing materials) regarding any Transaction Document or any of the Transactions, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.
Section 8.12. Releases of Guarantees and Liens.  Notwithstanding anything to the contrary contained in any Credit Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 8.01) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with Section 8.01 or (ii) at such time as (a) the Obligations shall have been paid in full and (b) the Term Loan Commitments have been terminated.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release its interest in particular types or items of property, or to release any guarantee obligations pursuant to this Section 8.12.  In each case as specified in this Section 8.12, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower's expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral or guarantee obligation from the assignment and security interest granted under the Security Documents, in each case in accordance with the terms of the Credit Documents and this Section 8.12.

Section 8.13. Administrative Agent.
(a) Each Secured Party hereby appoints Breakaway as its Administrative Agent under and for purposes of each Credit Document and hereby authorizes the Administrative Agent to act on behalf of such Secured Party under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto.
(b) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations, representations and warranties or liabilities shall be read into any Credit Document or otherwise exist against the Administrative Agent.  Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Security Agreement or any other Security Documents, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations (including Obligations owed to any other Secured Party) as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other disposition.
(c) The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective outstanding Term Loans on the date on which indemnification is sought under this Section 8.13 (or, if indemnification is sought after the date the Term Loans shall have been paid in full, ratably in accordance with such outstanding Term Loans immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, disbursements or Taxes of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Term Loan Commitments, any Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct.  The agreements in this Section 8.13 shall survive the payment of the Term Loans and all other amounts payable hereunder.

(d) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents it appoints.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 8.13 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein, as well as activities as the Administrative Agent.
(e) The Administrative Agent may at any time give notice of its resignation to the Secured Parties and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, unless an Event of Default exists, the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth in this Section 8.13(e); provided, that, if the Administrative Agent shall notify the Secured Parties and the Borrower that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of any Secured Party under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Secured Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for in this Section 8.13(e).  Upon the acceptance of a successor's appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided in this Section 8.13(e)).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent's resignation hereunder and under the other Credit Documents, the provisions of this Article VIII shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.
Section 8.14. Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's office a Register.  The entries in the Register shall be conclusive, and the Borrower and the Secured Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior written notice.  In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

Section 8.15. Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the Maximum Rate.  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by the Applicable Laws:  (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 8.16. Revival and Reinstatement of Obligations; Certain Waivers.  If any Lender repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such Lender in full or partial satisfaction of any Obligation or on account of any other obligation of any Credit Party under any Credit Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a "Voidable Transfer"), or because such Lender elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such Lender elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys' fees of such Lender related thereto, (a) the liability of the Credit Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (b) the Administrative Agent's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (i) the Administrative Agent's Liens shall have been released or terminated, or (ii) any provision of this Agreement shall have been terminated or cancelled, the Administrative Agent's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Credit Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.
Section 8.17. Gaming Laws.  The Administrative Agent and the Required Lenders agree to cooperate with all applicable Gaming Authorities in connection with the administration of the regulatory jurisdictions of such Gaming Authorities over the Credit Parties, including the provision of such documents or other information as may be requested by such Gaming Authorities relating to the Administrative Agent or the Required Lenders, to the Credit Parties, or to the Credit Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

GALAXY GAMING, INC., a Nevada corporation, as the Borrower

By:	/s/ Robert Saucier
Name: Robert Saucier
Title: CEO

BREAKAWAY CAPITAL MANAGEMENT, LLC, a Delaware limited liability company, as the Administrative Agent

By:	/s/ Michael Connolly
Name: Michael Connolly
Title: Authorized Signatory

BREAKAWAY CAPITAL PARTNERS FUND, L.P., a Delaware limited partnership, as a Lender

By:	/s/ Michael Connolly
Name: Michael Connolly
Title: Authorized Signatory

BCPF GALAXY SPV LLC, a Delaware limited liability company, as a Lender

By:	/s/ Michael Connolly
Name: Michael Connolly
Title: Authorized Signatory

SCHEDULE 2.02
TERM LOAN REPAYMENT SCHEDULE

Date	Repayment Amount
March 31, 2017	$262,500
June 30, 2017	$262,500
September 30, 2017	$262,500
December 31, 2017	$262,500
March 31, 2018	$262,500
June 30, 2018	$262,500
September 30, 2018	$262,500
December 31, 2018	$262,500
March 31, 2019	$262,500
June 30, 2019	$262,500
September 30, 2019	$262,500
December 31, 2019	$262,500
March 31, 2020	$262,500
June 30, 2020	$262,500
September 30, 2020	$262,500
December 31, 2020	$262,500
March 31, 2021	$262,500
June 30, 2021	$262,500